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Exhibit 99.1

Contacts:	Phillip D. Kramer Executive Vice President and CFO 713/646-4560 - 800/564-3036	A. Patrick Diamond Manager, Special Projects 713/646-4487 - 800/564-3036

FOR IMMEDIATE RELEASE

Plains All American Pipeline Announces
Pricing of 4,500,000 Common Units

        (Houston—July 23, 2004) Plains All American Pipeline, L.P. (NYSE: PAA) announced today the issuance and sale by the Partnership of 4,500,000 Common Units at a public offering price of $33.25 per unit.

        Citigroup Global Markets Inc. and Lehman Brothers Inc. are serving as joint book-running lead managers and Wachovia Capital Markets, LLC is serving as co-lead manager of the offering. Co-managers on the offering include A.G. Edwards & Sons, Inc., Goldman, Sachs & Co., UBS Securities LLC, RBC Capital Markets, Friedman Billings Ramsey and Sanders Morris Harris.

        Excluding the underwriters' over-allotment option, net proceeds from the offering, including the general partner's proportionate capital contribution and expenses associated with the offering, will be approximately $145.9 million. The Partnership intends to use the net proceeds from the offering to repay a portion of the outstanding indebtedness incurred to fund its recent acquisition of Link Energy LLC's North American crude oil and pipeline operations. The underwriters were also granted an option to purchase up to an additional 468,000 Common Units.

        A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, N.Y. 11220, Attn: Prospectus Department, Phone: 718-765-6732, or from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, N.Y. 11717, Phone: 613-254-7106, or from any of the other underwriters.

        This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

        Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, stability of the capital markets, and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil discussed in the Partnership's filings with the Securities and Exchange Commission.

        Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other petroleum products, primarily in Texas, California, Oklahoma, Louisiana and the Canadian Provinces of Alberta and Saskatchewan. The Partnership's common units are traded on the New York Stock Exchange under the symbol "PAA." The Partnership is headquartered in Houston, Texas.

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  Exhibit 99.1